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                                                                     Exhibit (5)

                                 August 17, 2000

Board of Directors
First Union Corporation
Charlotte, North Carolina 28288

Ladies and Gentlemen:

         I have acted as counsel for First Union Corporation (the "Corporation") in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the deferred compensation obligations of the Corporation (the "Obligations") under the Corporation's Financial Consultants Deferred Compensation Plan (the "Plan").

         On the basis of such investigation as I deemed necessary, I am of the opinion that:

         1. the Corporation has been duly incorporated and is validly existing under the laws of the State of North Carolina; and

         2. the Obligations have been duly authorized and validly issued and are binding obligations of the Corporation.

         I hereby consent to the use of my name under Item 5 in Part II of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required by the Securities Act of 1933 and the rules promulgated thereunder.

                                                     Very truly yours,

                                                     /s/ Kent S. Hathaway
                                                     Senior Vice President and
                                                     Deputy General Counsel